Exhibit 5.2

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	NEWPORT BEACH SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

March 9, 2007

International Game Technology

9295 Prototype Drive

Reno, Nevada 89521

Re:                   Registration of Securities of International Game Technology

Ladies and Gentlemen:

We have acted as counsel to International Game Technology, a Nevada corporation (the “Company”), in connection with the issuance of $900,000,000 in aggregate principal amount of 2.60% Convertible Debentures due December 15, 2036 (the “Debentures”), convertible into common stock, par value $0.00015625 per share (the “Common Stock”) of the Company, under an indenture dated December 20, 2006 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and the registration for resale of the Debentures and the shares of Common Stock issuable upon conversion of such Debentures (the “Shares”) pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”) filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2007 (the “Registration Statement”). We are providing this opinion to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus included therein, other than as to the enforceability of the Debentures.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Indenture and the Registration Statement. As to relevant factual matters, we have relied upon, among other things, factual representations in certificates of officers of the Company. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as certified or photostatic copies conform to the originals thereof.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Debentures constitute the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

For purposes of our opinions above, we have assumed that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada; (ii) the Company has the corporate power and authority to execute, deliver and perform the Indenture and to issue the Debentures; (iii) the Company has taken all requisite corporate action to authorize the execution, delivery and performance of the Indenture and the issuance of the Debentures, under the laws of its jurisdictions of organization; and (iv) the Indenture and the Debentures have been duly executed and delivered by the Company under the laws of its jurisdiction of incorporation.

With your consent, we have assumed (i) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms; and (ii) that the status of the Indenture and the Debentures as legally valid and binding obligations of the respective parties thereto is not affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Our opinion above as to the enforceability of the Indenture is subject to: (i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct, bad faith or unlawful conduct; and (ii) the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies.

The law covered by this opinion letter is limited the present law of the State of New York.  We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We express no opinion concerning (i) federal or state securities laws or regulations; or (ii) federal or state antitrust, unfair competition or trade practice laws or regulations.

This opinion furnished by us as counsel for the Company is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”

Very truly yours,

/s/ O’Melveny & Myers LLP